Dated:  June 5, 2003

NEITHER THIS NOTE NOR THE SECURITIES INTO WHICH THIS NOTE IS CONVERTIBLE HAVE BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS.

No. 1                                                                                                                                              $2,242,446

Home Solutions of America, Inc.

Amended and Restated Secured Convertible Note

            This Note (the "Note") is issued by Home Solutions of America, Inc. formerly known as Nextgen Communications Corporation, a Delaware corporation (the "Obligor"), to Jane C. Barber, an individual (the "Holder"), pursuant to Section 3 of that certain First Amendment to Stock Purchase Agreement (the "First Amendment") of even date herewith.  Pursuant to the First Amendment, this Note is being issued in exchange (in substitution for and replacement of) for that certain Secured Promissory Note (the "Original Note") dated as of November 1, 2002, issued by the Obligor to the Holder, together with $71,060 of interest and other charges accrued thereon.  The Original Note was issued in connection with the sale (the "Sale") by the Holder of all of the outstanding capital stock of P.W. Stephens, Inc., a California corporation ("Stephens").  This Note evidences a portion of the consideration owed to the Holder in connection with the Sale.

            FOR VALUE RECEIVED, the Obligor hereby promises to pay to the Holder or her registered assigns the principal sum of $2,242,446, together with accrued but unpaid interest on the following terms:

            Payments.  Interest on the outstanding principal balance hereof shall be due and payable monthly, in arrears, commencing on July 1, 2003 and shall continue on the first day of each calendar month thereafter that any amounts under this Note are due and payable (each, an "Interest Payment Date").  Principal shall be due and payable in twenty-one (21) equal installments of $106,783 each.  The installments of principal shall be due and payable commencing on November 1, 2003 and subsequent installments shall be due and payable on the first day of each February, May, August and November thereafter until the outstanding principal balance is paid in full (the "Maturity Date").  All payments in respect of the indebtedness evidenced hereby shall be made in collected funds, and shall be applied to principal, accrued interest and charges and expenses owing under or in connection with this Note in such order as the Holder elects, except that payments shall be applied to accrued interest before principal.  This Note may be prepaid at any time without penalty.

            Interest.  Interest shall accrue on the outstanding principal balance hereof at an annual rate equal to one percent (1%) in excess of the one-month London Interbank Offering Rate (as published in the Wall Street Journal and adjusted on the first day of each calendar month beginning on June 1, 2003).  Interest shall accrue commencing on June 5, 2003.  Interest shall be calculated on the basis of a 360-day year and the actual number of days elapsed, to the extent permitted by applicable law.  Interest hereunder will be paid to the Person (as defined in Section 4) in whose name this Note is registered on the records of the Obligor regarding registration and transfers of Notes (the "Note Register").

            Pledge and Security Agreement; Guaranty.  This Note is secured by a Pledge and Security Agreement (the "Security Agreement") of even date herewith among the Obligor, Stephens, the Holder and the escrow agent.  Stephens has guaranteed the payment and performance of this Note pursuant to the terms of a Guaranty Agreement of even date herewith.

This Note is subject to the following additional provisions:

Section 1.        This Note is exchangeable for an equal aggregate principal amount of Notes of different authorized denominations, as requested by the Holder surrendering the same. No service charge will be made for such registration of transfer or exchange.

Section 2.        Events of Default.

(a)        An "Event of Default", wherever used herein, means any one of the following events (whatever the reason and whether it shall be voluntary or involuntary or effected by operation of law or pursuant to any judgment, decree or order of any court, or any order, rule or regulation of any administrative or governmental body):

(i)         Any default in the payment of the principal of, interest on or other charges in respect of this Note, free of any claim of subordination, as and when the same shall become due and payable (whether on an installment, an Interest Payment Date, a Conversion Date or the Maturity Date or by acceleration or otherwise);

(ii)        The Obligor shall fail to file the Underlying Shares Registration Statement with the Commission by June 30, 2003, or respond to written comments from the SEC within 20 days from receiving such comments;

(iii)       The Obligor shall fail to observe or perform any other covenant, agreement or warranty contained in, or otherwise commit any breach of any of the Transaction Documents (as defined in Section 4), upon 10 days written notice from the Holder as required by the First Amendment;

(iv)       The Obligor or Stephens shall commence, or there shall be commenced against the Obligor or Stephens under any applicable bankruptcy or insolvency laws as now or hereafter in effect or any successor thereto, or the Obligor or Stephens commences any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to the Obligor or Stephens or there is commenced against the Obligor or Stephens any such bankruptcy, insolvency or other proceeding which remains undismissed for a period of 61 days; or the Obligor or Stephens is adjudicated insolvent or bankrupt; or any order of relief or other order approving any such case or proceeding is entered; or the Obligor or Stephens suffers any appointment of any custodian or the like for it or any substantial part of its property which continues undischarged or unstayed for a period of 61 days; or the Obligor or Stephens makes a general assignment for the benefit of creditors; or the Obligor or Stephens shall fail to pay, or shall state that it is unable to pay, or shall be unable to pay, its debts generally as they become due; or the Obligor or Stephens shall call a meeting of its creditors with a view to arranging a composition, adjustment or restructuring of its debts; or the Obligor or Stephens shall by any act or failure to act expressly indicate its consent to, approval of or acquiescence in any of the foregoing; or any corporate or other action is taken by the Obligor or Stephens for the purpose of effecting any of the foregoing;

(v)        The Obligor or Stephens shall default in any of its obligations under any other Note or any mortgage, credit agreement or other facility, indenture agreement, factoring agreement or other instrument under which there may be issued, or by which there may be secured or evidenced any indebtedness for borrowed money or money due under any long term leasing or factoring arrangement of the Obligor or Stephens in an amount exceeding $1,000,000, whether such indebtedness now exists or shall hereafter be created and such default shall result in such indebtedness becoming or being declared due and payable prior to the date on which it would otherwise become due and payable;

(vi)       The Common Stock shall cease to be quoted for trading or listed for trading on the Nasdaq OTC Bulletin Board ("OTC"), Nasdaq SmallCap Market, New York Stock Exchange, American Stock Exchange, the Nasdaq National Market, or, after June 5, 2005, the "Pink Sheets" (each, a "Subsequent Market") and shall not again be quoted or listed for trading thereon within five Trading Days;

(vii)      If the effectiveness of the Underlying Shares Registration Statement lapses for any reason and is not cured for 30 days, or if the Holder, due to circumstances within the Obligor's control, shall not be permitted to resell the shares of Common Stock underlying this Note under the Underlying Shares Registration Statement, in either case, for more than five consecutive Trading Days or an aggregate of eight Trading Days (which need not be consecutive Trading Days);

(viii)      The Obligor shall fail for any reason to deliver Common Stock certificates to a Holder prior to the fifth Trading Day after a Conversion Date pursuant to and in accordance with Section 3(b) or the Obligor shall provide notice to the Holder, including by way of public announcement, at any time, of its intention not to comply with requests for conversions of this Note in accordance with the terms hereof; or

(ix)       The Obligor shall fail for any reason to deliver the payment in cash pursuant to a Buy-In (as defined herein) within five days after notice is claimed delivered hereunder.

(b)        During the time that any portion of this Note is outstanding, if any Event of Default occurs and is continuing, the full principal amount of this Note, together with interest and other amounts owing in respect thereof, to the date of acceleration shall become at the Holder's election, immediately due and payable in cash, provided however, that if the Obligor informs the Holder that it will be unable to pay the amounts due in cash, the Holder may request payment of such amounts in Common Stock of the Obligor.  The Holder need not provide and the Obligor hereby waives any presentment, demand, protest or other notice of any kind, and the Holder may immediately and without expiration of any grace period enforce any and all of its rights and remedies hereunder and all other remedies available to it under applicable law. Such declaration may be rescinded and annulled by Holder at any time prior to payment hereunder. No such rescission or annulment shall affect any subsequent Event of Default or impair any right consequent thereon.

Section 3.        Conversion.

(a)        (i)         Conversion at Option of Holder.

(A)       This Note shall be convertible into shares of Common Stock at the option of the Holder, in whole or in part at any time and from time to time, after the Original Issue Date (subject to the limitations on conversion set forth in Section 3(a)(ii) hereof). The number of shares of Common Stock issuable upon a conversion hereunder equals the sum of (i) the quotient obtained by dividing (x) the outstanding amount of this Note to be converted by (y) the Conversion Price (as defined in Section 3(c)(i)).

(B)       Notwithstanding anything to the contrary contained herein, if on any Conversion Date:  (1) the number of shares of Common Stock at the time authorized, unissued and unreserved for all purposes, or held as treasury stock, is insufficient to pay principal and interest hereunder in shares of Common Stock; (2) the Common Stock is not listed or quoted for trading on the OTC or on a Subsequent Market; or (3) the Obligor has failed to timely satisfy its conversion, then, at the option of the Holder, the Obligor, in lieu of delivering shares of Common Stock pursuant to Section 3(a)(i), shall deliver, within five Trading Days of each applicable Conversion Date, an amount in cash equal to the product of the outstanding principal amount to be converted plus any interest due therein divided by the Conversion Price and multiplied by the highest closing price of the stock from date of the conversion notice till the date that such cash payment is made.

(C)       The Holder shall effect conversions by simultaneously delivering to the Obligor a completed notice in the form attached hereto as Exhibit A (a "Conversion Notice"), including a completed Conversion Schedule in the form of Schedule I to the Conversion Notice (on each Conversion Date, the "Conversion Schedule").  The Conversion Schedule shall set forth the remaining principal amount of this Note and all accrued and unpaid interest thereon subsequent to the conversion at issue. The date on which a Conversion Notice is delivered is the "Conversion Date." Unless the Holder is converting the entire principal amount outstanding under this Note, the Holder is not required to physically surrender this Note to the Obligor in order to effect conversions. Subject to Section 3(b), each Conversion Notice, once given, shall be irrevocable.  Conversions hereunder shall have the effect of lowering the outstanding principal amount of this Note plus all accrued and unpaid interest thereon in an amount equal to the applicable conversion, which shall be evidenced by entries set forth in the Conversion Schedule. The Holder and the Obligor shall maintain records showing the principal amount converted and the date of such conversions. In the event of any dispute or discrepancy, the records of the Holder shall be controlling and determinative in the absence of manifest error.

(ii)        Certain Conversion Restrictions.

(A)       A Holder may not convert this Note or receive shares of Common Stock as payment of interest hereunder to the extent such conversion or receipt of such interest payment would result in the Holder, together with any affiliate thereof, beneficially owning (as determined in accordance with Section 13(d) of the Exchange Act and the rules promulgated thereunder) in excess of 9.999% of the then issued and outstanding shares of Common Stock, including shares issuable upon conversion of, and payment of interest on, this Note held by such Holder after application of this Section.  Since the Holder will not be obligated to report to the Obligor the number of shares of Common Stock it may hold at the time of a conversion hereunder, unless the conversion at issue would result in the issuance of shares of Common Stock in excess of 9.999% of the then outstanding shares of Common Stock without regard to any other shares which may be beneficially owned by the Holder or an affiliate thereof, the Holder shall have the authority and obligation to determine whether the restriction contained in this Section will limit any particular conversion hereunder and to the extent that the Holder determines that the limitation contained in this Section applies, the determination of which portion of the principal amount of this Note is convertible shall be the responsibility and obligation of the Holder.  If the Holder has delivered a Conversion Notice for a principal amount of this Note that, without regard to any other shares that the Holder or its affiliates may beneficially own, would result in the issuance in excess of the permitted amount hereunder, the Obligor shall notify the Holder of this fact and shall honor the conversion for the maximum principal amount permitted to be converted on such Conversion Date in accordance with the periods described in Section 3(b) and, at the option of the Holder, either retain any principal amount tendered for conversion in excess of the permitted amount hereunder for future conversions or return such excess principal amount to the Holder. The provisions of this Section may be waived by a Holder (but only as to itself and not to any other Holder) upon not less than 65 days prior notice to the Obligor. Other Holders shall be unaffected by any such waiver.

(B)       AMEX Listing Standards, Policies and Requirements. Notwithstanding anything to the contrary stated herein, if an event occurs or circumstances exist that, assuming issuance of the full number of shares of Common Stock issuable upon conversion of this Note (in whole or in part) in accordance with this Section 3, would result in a violation of the AMEX Listing Standards, Policies and Requirements Section 713 (or any similar applicable section), then upon receipt of a Conversion Notice, the Company shall not issue any shares of Common Stock that would result in such a violation and shall:

(1)     Promptly issue the maximum number of shares of Common Stock allowable without resulting in such violation;

(2)     Promptly take all action necessary in accordance with applicable law and the Obligor's certificate of incorporation and bylaws to hold and convene a meeting of the Obligor's stockholders (but not later than 45 days after the date of receipt of the Conversion Notice) and the Obligor and its Board of Directors shall not postpone or adjourn such meeting, and the Obligor and its Board of Directors shall take all other actions necessary or advisable, to secure the vote or consent of the shareholders to approve the issuance in full of the shares of Common Stock issuable upon conversion of this Note;

5

 (3)     If necessary shareholder approval or consent has been received, promptly issue the remaining shares issuable under the Conversion Notice (the "AMEX Excess Shares"); and

                                                 (4)     If necessary shareholder approval or consent has not been received and the meeting described in subsection (2) above has been convened, promptly to pay to the Holder in cash the amount equal to (A) the AMEX Excess Shares multiplied by (B) the Conversion Price on the date of receipt of the Conversion Notice.

(b)       (i)         Nothing herein shall limit a Holder's right to pursue actual damages or declare an Event of Default pursuant to Section 2 herein for the Obligor 's failure to deliver certificates representing shares of Common Stock upon conversion within the period specified herein and such Holder shall have the right to pursue all remedies available to it at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief. The exercise of any such rights shall not prohibit the Holder from seeking to enforce damages pursuant to any other Section hereof or under applicable law. Further, if the Obligor shall not have delivered any cash due in respect of conversion of this Note or as payment of interest thereon by the tenth Trading Day after the Conversion Date, the Holder may, by notice to the Obligor, require the Obligor to issue shares of Common Stock pursuant to Section 3(c), except that for such purpose the Conversion Price applicable thereto shall be the lesser of the Conversion Price on the Conversion Date and the Conversion Price on the date of such Holder demand. Any such shares will be subject to the provisions of this Section.

(ii)          In addition to any other rights available to the Holder, if the Obligor fails to deliver to the Holder such certificate or certificates pursuant to Section 3(b)(i) by the tenth Trading Day after the Conversion Date, and if after such tenth Trading Day the Holder purchases (in an open market transaction or otherwise) Common Stock to deliver in satisfaction of a sale by such Holder of the Underlying Shares which the Holder anticipated receiving upon such conversion (a "Buy-In"), then the Obligor shall (A) pay in cash to the Holder (in addition to any remedies available to or elected by the Holder) the amount by which (x) the Holder's total purchase price (including brokerage commissions, if any) for the Common Stock so purchased exceeds (y) the product of (1) the aggregate number of shares of Common Stock that such Holder anticipated receiving from the conversion at issue multiplied by (2) the market price of the Common Stock at the time of the sale giving rise to such purchase obligation and (B) at the option of the Holder, either reissue a Note in the principal amount equal to the principal amount of the attempted conversion or deliver to the Holder the number of shares of Common Stock that would have been issued had the Obligor timely complied with its delivery requirements under Section 3(b)(i). For example, if the Holder purchases Common Stock having a total purchase price of $11,000 to cover a Buy-In with respect to an attempted conversion of Notes with respect to which the market price of the Underlying Shares on the date of conversion was a total of $10,000 under clause (A) of the immediately preceding sentence, the Obligor shall be required to pay the Holder $1,000.  The Holder shall provide the Obligor written notice indicating the amounts payable to the Holder in respect of the Buy-In. Notwithstanding anything contained herein to the contrary, if a Holder requires the Obligor to make payment in respect of a Buy-In for the failure to timely deliver certificates hereunder and the Obligor timely pays in full such payment, the Obligor shall not be required to pay such Holder liquidated damages under Section 3(b)(ii) in respect of the certificates resulting in such Buy-In.

(c)        (i)         The conversion price (the "Conversion Price") in effect on any Conversion Date shall be equal to the lowest Per Share Market Value during the three Trading Days immediately preceding the applicable Conversion Date (which may include Trading Days prior to the Original Issue Date), provided, that such three Trading Day period shall be extended for the number of Trading Days during such period in which (A) trading in the Common Stock is suspended by, or not traded on, the OTC or a Subsequent Market on which the Common Stock is then listed, or (B) after the date, the Underlying Shares Registration Statement is declared effective by the Commission, the Prospectus included in the Underlying Shares Registration Statement may not be used by the Holder for the resale of Underlying Shares.

(ii)        If the Obligor, at any time while this Note is outstanding shall (a) pay a stock dividend or otherwise make a distribution or distributions on shares of its Common Stock or any other equity or equity equivalent securities payable in shares of Common Stock, (b) subdivide outstanding shares of Common Stock into a larger number of shares, (c) combine (including by way of reverse stock split) outstanding shares of Common Stock into a smaller number of shares, or (d) issue by reclassification of shares of the Common Stock any shares of capital stock of the Obligor, then the Initial Conversion Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding treasury shares, if any) outstanding before such event and of which the denominator shall be the number of shares of Common Stock outstanding after such event. Any adjustment made pursuant to this Section shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification.

(iii)       If the Obligor, at any time while this Note is outstanding, shall issue rights, options or warrants to all holders of Common Stock (and not to the Holder) entitling them to subscribe for or purchase shares of Common Stock at a price per share less than the Per Share Market Value at the record date mentioned below, then the Conversion Price shall be multiplied by a fraction, of which the denominator shall be the number of shares of the Common Stock (excluding treasury shares, if any) outstanding on the date of issuance of such rights or warrants (plus the number of additional shares of Common Stock offered for subscription or purchase), and of which the numerator shall be the number of shares of the Common Stock (excluding treasury shares, if any) outstanding on the date of issuance of such rights or warrants, plus the number of shares which the aggregate offering price of the total number of shares so offered would purchase at such Per Share Market Value. Such adjustment shall be made whenever such rights or warrants are issued, and shall become effective immediately after the record date for the determination of stockholders entitled to receive such rights, options or warrants. However, upon the expiration of any such right, option or warrant to purchase shares of the Common Stock the issuance of which resulted in an adjustment in the Conversion Price pursuant to this Section, if any such right, option or warrant shall expire and shall not have been exercised, the Conversion Price shall immediately upon such expiration be recomputed and effective immediately upon such expiration be increased to the price which it would have been (but reflecting any other adjustments in the Conversion Price made pursuant to the provisions of this Section after the issuance of such rights or warrants) had the adjustment of the Conversion Price made upon the issuance of such rights, options or warrants been made on the basis of offering for subscription or purchase only that number of shares of the Common Stock actually purchased upon the exercise of such rights, options or warrants actually exercised.

(iv)       If the Obligor or any subsidiary thereof, as applicable with respect to Common Stock Equivalents (as defined below), at any time while this Note is outstanding, shall issue shares of Common Stock or rights, warrants, options or other securities or debt that are convertible into or exchangeable for shares of Common Stock ("Common Stock Equivalents") entitling any Person to acquire shares of Common Stock, at a price per share less than the Conversion Price (if the holder of the Common Stock or Common Stock Equivalent so issued shall at any time, whether by operation of purchase price adjustments, reset provisions, floating conversion, exercise or exchange prices or otherwise, or due to warrants, options or rights per share which is issued in connection with such issuance, be entitled to receive shares of Common Stock at a price per share which is less than the Conversion Price, such issuance shall be deemed to have occurred for less than the Conversion Price), then, at the sole option of the Holder, the Conversion Price shall be adjusted to mirror the conversion, exchange or purchase price for such Common Stock or Common Stock Equivalents (including any reset provisions thereof) at issue. Such adjustment shall be made whenever such Common Stock or Common Stock Equivalents are issued. The Obligor shall notify the Holder and the Escrow Agent in writing, no later than the business day following the issuance of any Common Stock or Common Stock Equivalent subject to this section, indicating therein the applicable issuance price, or of applicable reset price, exchange price, conversion price and other pricing terms. No adjustment under this Section shall be made as a result of issuances and exercises of options to purchase shares of Common Stock issued for compensatory purposes pursuant to any of the Obligor's stock option or stock purchase plans.

(v)        If the Obligor, at any time while this Note is outstanding, shall distribute to all holders of Common Stock (and not to the Holder) evidences of its indebtedness or assets or rights or warrants to subscribe for or purchase any security, then in each such case the Conversion Price at which this Note shall thereafter be convertible shall be determined by multiplying the Conversion Price in effect immediately prior to the record date fixed for determination of stockholders entitled to receive such distribution by a fraction of which the denominator shall be the Per Share Market Value determined as of the record date mentioned above, and of which the numerator shall be such Per Share Market Value on such record date less the then fair market value at such record date of the portion of such assets or evidence of indebtedness so distributed applicable to one outstanding share of the Common Stock as determined by the Board of Directors in good faith. In either case the adjustments shall be described in a statement provided to the Holder of the portion of assets or evidences of indebtedness so distributed or such subscription rights applicable to one share of Common Stock. Such adjustment shall be made whenever any such distribution is made and shall become effective immediately after the record date mentioned above.

(vi)       In case of any reclassification of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is converted into other securities, cash or property, the Holder shall have the right thereafter to, at its option,  (A) convert the then outstanding principal amount, together with all accrued but unpaid interest and any other amounts then owing hereunder in respect of this Note into the shares of stock and other securities, cash and property receivable upon or deemed to be held by holders of the Common Stock following such reclassification or share exchange, and the Holder of this Note shall be entitled upon such event to receive such amount of securities, cash or property as the shares of the Common Stock of the Obligor into which the then outstanding principal amount, together with all accrued but unpaid interest and any other amounts then owing hereunder in respect of this Note could have been converted immediately prior to such reclassification or share exchange would have been entitled, or (B) require the Obligor to prepay the outstanding principal amount of this Note, plus all interest and other amounts due and payable thereon, at a price determined in accordance with Section 2(b). The entire prepayment price shall be paid in cash.  This provision shall similarly apply to successive reclassifications or share exchanges.

(vii)      The Obligor shall maintain a share reserve of not less than 200% of the shares of Common Stock issuable upon conversion of this Note; and within three Business Days following the receipt by the Obligor of a Holder's notice that such minimum number of Underlying Shares is not so reserved, the Obligor shall promptly reserve a sufficient number of shares of Common Stock to comply with such requirement.

(viii)      All calculations under this Section 3 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be. No adjustments in either the Conversion Price or the Initial Conversion Price shall be required if such adjustment is less than $0.01, provided, however, that any adjustments which by reason of this Section are not required to be made shall be carried forward and taken into account in any subsequent adjustment.

(ix)       Whenever either the Initial Conversion Price or the Conversion Price is adjusted pursuant to any of Section 3(c)(ii) - (v), the Obligor shall promptly mail to the Holder a notice setting forth the Initial Conversion Price or Conversion Price (as applicable) after such adjustment and setting forth a brief statement of the facts requiring such adjustment.

(x)        If (A) the Obligor shall declare a dividend (or any other distribution) on the Common Stock; (B) the Obligor shall declare a special nonrecurring cash dividend on or a redemption of the Common Stock; (C) the Obligor shall authorize the granting to all holders of the Common Stock rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights; (D) the approval of any stockholders of the Obligor shall be required in connection with any reclassification of the Common Stock, any consolidation or merger to which the Obligor is a party, any sale or transfer of all or substantially all of the assets of the Obligor, of any compulsory share exchange whereby the Common Stock is converted into other securities, cash or property; or (E) the Obligor shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Obligor; then, in each case, the Obligor shall cause to be filed at each office or agency maintained for the purpose of conversion of this Note, and shall cause to be mailed to the Holder at its last address as it shall appear upon the stock books of the Obligor, at least 20 calendar days prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of the Common Stock of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined or (y) the date on which such reclassification, consolidation, merger, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that holders of the Common Stock of record shall be entitled to exchange their shares of the Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer or share exchange, provided, that the failure to mail such notice or any defect therein or in the mailing thereof shall not affect the validity of the corporate action required to be specified in such notice.  The Holder is entitled to convert this Note during the 20-day calendar period commencing the date of such notice to the effective date of the event triggering such notice.

(xi)       In case of any (1) merger or consolidation of the Obligor or Stephens with or into another Person, or (2) sale by the Obligor or Stephens of more than one-half of the assets of the Obligor in one or a series of related transactions, a Holder shall have the right to (A) exercise any rights under Section 2(b), (B) convert the aggregate amount of this Note then outstanding into the shares of stock and other securities, cash and property receivable upon or deemed to be held by holders of Common Stock following such merger, consolidation or sale, and such Holder shall be entitled upon such event or series of related events to receive such amount of securities, cash and property as the shares of Common Stock into which such aggregate principal amount of this Note could have been converted immediately prior to such merger, consolidation or sales would have been entitled, or (C) in the case of a merger or consolidation, require the surviving entity to issue to the Holder a convertible Note with a principal amount equal to the aggregate principal amount of this Note then held by such Holder, plus all accrued and unpaid interest and other amounts owing thereon, which such newly issued convertible Note shall have terms identical (including with respect to conversion) to the terms of this Note, and shall be entitled to all of the rights and privileges of the Holder of this Note set forth herein and the agreements pursuant to which this Notes were issued. In the case of clause (C), the conversion price applicable for the newly issued shares of convertible preferred stock or convertible Notes shall be based upon the amount of securities, cash and property that each share of Common Stock would receive in such transaction and the Conversion Price in effect immediately prior to the effectiveness or closing date for such transaction. The terms of any such merger, sale or consolidation shall include such terms so as to continue to give the Holder the right to receive the securities, cash and property set forth in this Section upon any conversion or redemption following such event. This provision shall similarly apply to successive such events.

(d)        The Obligor covenants that it will at all times reserve and keep available out of its authorized and unissued shares of Common Stock solely for the purpose of issuance upon conversion of this Note and payment of interest on this Note, each as herein provided, free from preemptive rights or any other actual contingent purchase rights of persons other than the Holder, not less than such number of shares of the Common Stock as shall (subject to any additional requirements of the Obligor as to reservation of such shares set forth in this Note) be issuable (taking into account the adjustments and restrictions of Section 3(b)) upon the conversion of the outstanding principal amount of this Note and payment of interest hereunder. The Obligor covenants that all shares of Common Stock that shall be so issuable shall, upon issue, be duly and validly authorized, issued and fully paid, nonassessable and, if the Underlying Shares Registration Statement has been declared effective under the Securities Act, registered for public sale in accordance with such Underlying Shares Registration Statement.

(e)        Upon a conversion hereunder the Obligor shall not be required to issue stock certificates representing fractions of shares of the Common Stock, but may if otherwise permitted, make a cash payment in respect of any final fraction of a share based on the Per Share Market Value at such time. If the Obligor elects not, or is unable, to make such a cash payment, the Holder shall be entitled to receive, in lieu of the final fraction of a share, one whole share of Common Stock.

(f)         The issuance of certificates for shares of the Common Stock on conversion of this Note shall be made without charge to the Holder thereof for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such certificate, provided that the Obligor shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such certificate upon conversion in a name other than that of the Holder of such Note so converted and the Obligor shall not be required to issue or deliver such certificates unless or until the person or persons requesting the issuance thereof shall have paid to the Obligor the amount of such tax or shall have established to the satisfaction of the Obligor that such tax has been paid.

            (g)        Any notices, consents, waivers or other communications required or permitted to be given under the terms hereof must be in writing and will be deemed to have been delivered:  (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by facsimile (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party); or (iii) one (1) trading day after deposit with a nationally recognized overnight delivery service, in each case properly addressed to the party to receive the same.  The addresses and facsimile numbers for such communications shall be:

If to Obligor:	Home Solutions of America, Inc.
11850 Jones Road
Houston, Texas 77070
Attn: R. Andrew White, President
Facsimile No.: (281) 970-9859

With Copy to:	J. Paul Caver, Esq. 3102 Maple Ave., Ste. 220 Dallas, TX 75201 Facsimile No.: (214) 220-1288

If to the Holder:	Jane C. Barber
1633 Chandelle Lane
Fallbrook, California 92028
Facsimile No.: (760) 723-9207

With Copy to:	Kirkpatrick & Lockhart LLP
201 South Biscayne Blvd., Suite 2000
Miami, FL 33131-2399
Attention: Troy J. Rillo, Esq.
Facsimile No.: (305) 358-7095

or at such other address and/or facsimile number and/or to the attention of such other person as the recipient party has specified by written notice given to each other party three (3) business days prior to the effectiveness of such change.  Written confirmation of receipt (i) given by the recipient of such notice, consent, waiver or other communication, (ii) mechanically or electronically generated by the sender's facsimile machine containing the time, date, recipient facsimile number and an image of the first page of such transmission or (iii) provided by a nationally recognized overnight delivery service, shall be rebuttable evidence of personal service, receipt by facsimile or receipt from a nationally recognized overnight delivery service in accordance with clause (i), (ii) or (iii) above, respectively.

Section 4.        Definitions.  For the purposes hereof, the following terms shall have the following meanings:

"Business Day" means any day except Saturday, Sunday and any day which shall be a federal legal holiday in the United States or a day on which banking institutions are authorized or required by law or other government action to close.

"Commission" means the Securities and Exchange Commission.

"Common Stock" means the common stock, $.001 par value, of the Obligor and stock of any other class into which such shares may hereafter be changed or reclassified.

"Exchange Act" means the Securities Exchange Act of 1934, as amended.

"Original Issue Date" shall mean the date of the first issuance of this Note regardless of the number of transfers and regardless of the number of instruments, which may be issued to evidence such Note.

"Per Share Market Value" means the price per share in the last reported trade of the Common Stock on the OTC or on a Subsequent on which the Common Stock is then listed.

"Person" means a corporation, an association, a partnership, organization, a business, an individual, a government or political subdivision thereof or a governmental agency.

"Registration Rights Agreement" means the Registration Rights Agreement of even date herewith to which the Obligor and the original Holder are parties, as amended, modified or supplemented from time to time in accordance with its terms.

"Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

"Trading Day" means a day on which the shares of Common Stock are quoted on the OTC or quoted or traded on such Subsequent Market on which the shares of Common Stock are then quoted or listed; provided, that in the event that the shares of Common Stock are not listed or quoted, then Trading Day shall mean a Business Day.

"Transaction Documents" means the First Amendment, that certain Stock Purchase Agreement (the "Stock Purchase Agreement") dated as of November 1, 2002 between the Obligor and the Holder or any other agreement delivered in connection with the First Amendment or the Stock Purchase Agreement, including, without limitation, the Security Agreement or the Registration Rights Agreement or, as such terms are defined in the Stock Purchase Agreement or the First Amendment, the Amended and Restated Secured Promissory Note, the Second Note, Nextgen Assignment or Warrant Agreement.

"Underlying Shares" means the shares of Common Stock issuable upon conversion of this Note or as payment of interest in accordance with the terms hereof.

"Underlying Shares Registration Statement" means a registration statement meeting the requirements set forth in the Registration Rights Agreement, covering among other things the resale of the Underlying Shares and naming the Holder as a "selling stockholder" thereunder.

Section 5.        Except as expressly provided herein, no provision of this Note shall alter or impair the obligations of the Obligor, which are absolute and unconditional, to pay the principal of, interest and other charges (if any) on, this Note at the time, place, and rate, and in the coin or currency, herein prescribed.  This Note is a direct obligation of the Obligor. This Note ranks pari passu with all other Notes now or hereafter issued under the terms set forth herein. As long as this Note is outstanding, the Obligor shall not and shall cause their subsidiaries not to, without the consent of the Holder, (i) amend its certificate of incorporation, bylaws or other charter documents so as to adversely affect any rights of the Holder; (ii) repay, repurchase or offer to repay, repurchase or otherwise acquire shares of its Common Stock or other equity securities other than as to the Underlying Shares to the extent permitted or required under the Transaction Documents, or pursuant to an employment plan or agreement; or (iii) enter into any agreement with respect to any of the foregoing.

Section 6.        This Note shall not entitle the Holder to any of the rights of a stockholder of the Obligor, including without limitation, the right to vote, to receive dividends and other distributions, or to receive any notice of, or to attend, meetings of stockholders or any other proceedings of the Obligor, unless and to the extent converted into shares of Common Stock in accordance with the terms hereof.

Section 7.        If this Note is mutilated, lost, stolen or destroyed, the Obligor shall execute and deliver, in exchange and substitution for and upon cancellation of the mutilated Note, or in lieu of or in substitution for a lost, stolen or destroyed Note, a new Note for the principal amount of this Note so mutilated, lost, stolen or destroyed but only upon receipt of evidence of such loss, theft or destruction of such Note, and of the ownership hereof, and indemnity, if requested, all reasonably satisfactory to the Obligor.

Section 8.        No indebtedness of the Obligor is senior to this Note in right of payment, whether with respect to interest, damages or upon liquidation or dissolution or otherwise.  Without the Holder's consent, the Obligor will not and will not permit any of their subsidiaries to, directly or indirectly, enter into, create, incur, assume or suffer to exist any indebtedness of any kind, on or with respect to any of its property or assets now owned or hereafter acquired or any interest therein or any income or profits there from that is senior in any respect to the obligations of the Obligor under this Note, subject to the Holder's agreement to subordinate its rights hereunder as set forth in Section 14.

Section 9.        This Note shall be governed by and construed in accordance with the laws of the State of California, without giving effect to conflicts of laws thereof.  Any and all disputes arising under or in connection with this Note shall be resolved by submission to final and binding arbitration in accordance with the then prevailing rules of JAMS.  A single arbitrator shall be chosen and the proceedings shall be conducted in Orange County, California.  In addition, the arbitrator shall base his award upon substantial evidence and in accordance with California law, and shall award reasonable attorneys' fees and costs, expert witness fees and arbitration fees to the Holder if she should prevail, but shall have no power or jurisdiction to award any punitive or exemplary damages.  Judgment upon an arbitration award may be confirmed in the Orange County Superior Court and may be corrected or vacated only in accordance with California Code of Civil Procedures Section 1285, et seq.

Section 10.      Should any litigation be commenced between the parties hereto or their personal representatives concerning any provision of this Note or the rights and duties of any person in relation thereto, the party prevailing in such litigation shall be entitled to, in addition to such other relief that may be granted, a reasonable sum as and for her or its attorneys' fees in such litigation.

Section 11.      Any waiver by the Holder of a breach of any provision of this Note shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Note. The failure of the Holder to insist upon strict adherence to any term of this Note on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Note. Any waiver must be in writing.

Section 12.      If any provision of this Note is invalid, illegal or unenforceable, the balance of this Note shall remain in effect, and if any provision is inapplicable to any person or circumstance, it shall nevertheless remain applicable to all other persons and circumstances. If it shall be found that any interest or other amount deemed interest due hereunder shall violate applicable laws governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum permitted rate of interest. The Obligor covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law or other law which would prohibit or forgive the Obligor from paying all or any portion of the principal of or interest on this Note as contemplated herein, wherever enacted, now or at any time hereafter in force, or which may affect the covenants or the performance of this indenture, and the Obligor (to the extent it may lawfully do so) hereby expressly waives all benefits or advantage of any such law, and covenants that it will not, by resort to any such law, hinder, delay or impeded the execution of any power herein granted to the Holder, but will suffer and permit the execution of every such as though no such law has been enacted.

Section 13.      Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day.

Section 14.      Agreement to Subordinate.  Notwithstanding any other provision of this Note, the Holder hereby agrees to subordinate her rights under this Note to (i) the $1.5 million credit facility obtained by Stephens on June 4, 2003, provided that such credit facility discharges the personal guarantees provided by the Holder and the Holder's husband for borrowings owed by Stephens, and (ii) any loan of up to $3.5 million obtained by Stephens or the Holder, or any renewal or extension thereof that results in the payoff of all amounts outstanding pursuant to Section 14(i) hereof (a loan described in Section 14(i) or (ii) shall be referred to herein as a "Senior Loan"), pursuant to a subordination agreement or intercreditor agreement in a form acceptable to the financing source providing the Senior Loan (the "Subordination Agreement") and reasonably acceptable to Holder.

Section 15.      No Usury.  The Obligor does not intend or expect to pay, nor does the Holder intend or expect to charge, collect or accept, any interest greater than the highest legal rate of interest that may be charged under any applicable law.  Should the acceleration hereof or any charges made hereunder result in the computation or earning of interest in excess of such legal rate, any and all such excess shall be and the same is hereby waived by the Holder, and any such excess shall be credited by the Holder to the principal balance hereof.

[Remainder of agreement intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have executed this Amended and Restated Secured Convertible Note as of the date set forth above.

The Obligor: Home Solutions of America, Inc.
By: Name: Title:

                                                                                    The Holder:

                                                                                    Jane C. Barber

EXHIBIT A

NOTICE OF CONVERSION

(To be Executed by the Registered Holder
in order to Convert this Note)

The undersigned hereby elects to convert the attached Note into shares of common stock, $.001 par value (the "Common Stock"), of Home Solutions of America, Inc. (the "Obligor") according to the conditions hereof, as of the date written below.  If shares are to be issued in the name of a person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto and is delivering herewith such certificates and opinions as reasonably requested by the Obligor in accordance therewith.  No fee will be charged to the holder for any conversion, except for such transfer taxes, if any.

Conversion calculations:	_______________________________________ Date to Effect Conversion

_______________________________________
Principal Amount of Notes to be Converted

Payment of Interest in Kind ☐ Yes ☐ No

If yes, $ _______ of Interest Accrued on Account of Conversion at Issue

_______________________________________
Number of shares of Common Stock to be Issued

_______________________________________
Applicable Conversion Price

_______________________________________
Signature

_______________________________________
Name

_______________________________________
Address

Schedule 1

CONVERSION SCHEDULE

HOME SOLUTIONS OF AMERICA, INC.

Secured Convertible Note in the aggregate principal amount of $2242,446 issued by Home Solutions Of America, Inc.  This Conversion Schedule reflects conversions made under Section 3(a)(i) of the above referenced Note.

Dated:

Date of Conversion (or for first entry, Original Issue Date)	Amount of Conversion	Aggregate Principal Amount Remaining Subsequent to Conversion (or original Principal Amount)	Obligor Attest